Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement (File No. 333-115816) on Form S-3 of our reports dated August 21, 2006, relating to the consolidated financial statements and schedule of Bioenvision, Inc. and subsidiaries and Bioenvision, Inc.'s management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Bioenvision, Inc. as of June 30, 2006. We also consent to the reference to our firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Roseland, New Jersey

October 18, 2006